Via Facsimile and U.S. Mail
Mail Stop 6010


October 24, 2005


Mr. James W. Albrecht, Jr.
Chief Financial Officer
Introgen Therapeutics, Inc.
301 Congress Avenue, Suite 1850
Austin, TX 78701

      Re:	Introgen Therapeutics, Inc.
		Form 10-K for the fiscal year ended December 31, 2004 Form 10-Q for the quarter ended March 31, 2005
	File No. 000-21291

Dear Mr. Albrecht:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,



      Joel Parker
								Accounting Branch Chief